Loudeye Appoints New Chairman and CEO

Seasoned Executives Bring Proven Leadership and Operating Expertise

Seattle, WA - February 4, 2003 - Loudeye Corp. (NASDAQ: LOUD), a leading provider of Webcasting and digital media services, today announced that Philip J. Gioia has been appointed president and chief executive officer and Charles P. Waite Jr. has been appointed chairman of the board effective immediately. They have replaced John Baker, who has resigned his roles as Chairman and CEO.

Recently, Loudeye's board of directors engaged Regent Pacific Management Corporation to provide the services of selected Regent Pacific principals, including Mr. Gioia, as part of the Loudeye executive management team. Additionally, Mr. Gary J. Sbona, chairman and CEO of Regent Pacific Management Corporation, has been elected to the board of directors of  Loudeye Corp.

Mr. Gioia brings over 23 years of senior level business and operations experience to Loudeye, including top management roles in the wireless communications, encryption and authentication industries. He has served as CEO of several San Francisco Bay Area technology firms, and founded two. Mr. Gioia holds an MBA from Stanford University and prior to his business career, served as a Regular officer in infantry, receiving two Silver Star Medals and two Purple Heart Medals during his distinguished service.

"This is a busy time for Loudeye as the company is poised to capitalize on its leadership in the Webcasting and digital media services industries," Gioia said. "I'm committed to helping the company realize its full potential and continue our trajectory of customer acquisitions, technology and service innovation."

Mr. Waite, a member of Loudeye's board of directors, has been a partner of OVP Venture Partners in Kirkland, Washington since 1987. Waite has over 24 years of experience on both the management and investment sides of emerging growth companies, including marketing and sales management at Cobe Laboratories, Inc.

"Under Gioia's leadership, Loudeye will be managed with renewed precision and steadfast dedication to its vision," Waite said. "As a founding member of the board, and now Chairman, I will play an integral role in ensuring that we solve the immediate needs of our current customers while identifying and capitalizing on emerging opportunities within the digital media and Webcasting markets."

In addition, Loudeye is announcing that it anticipates 2002 revenue will be approximately 7 to 10 percent below prior guidance of $13.5 to $14.0 million for the full year. "Revenue in the fourth quarter was lower than expected primarily as a result of weakness in our Webcasting and media restoration businesses. Year-end budgetary constraints at a significant customer were an important component to this shortfall. In addition, anticipated revenue bookings from a major media services project in Q4 will be realized in the first quarter of 2003," said Jerry Goade, Loudeye's chief financial officer.

About Loudeye Corp.

Loudeye is a global leader in Webcasting and digital media solutions used by some of the world's leading corporations for training, sales and marketing, corporate communications, events/conferences and media/entertainment. For more information, visit www.loudeye.com.

Forward Looking Statements

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the resignation of John T. Baker and the appointment of Philip J. Gioia to president and chief executive officer, Chad P. Waite to chairman of the board of directors and Gary J. Sbona to the board of directors; statements about Regent Pacific; statements related to projected 2002 financial results, including estimated revenue amounts, growth rates, sales pipeline and operating cash flow, and the statements made by the CEO, chairman and CFO. These statements are based on current expectations and actual results may differ materially due to risks and uncertainties, including the possibility of adverse changes in the market for Webcasting or the distribution of digital media; any redundancy problems or failures in connection with our hosting infrastructure; the complexity of our services and delivery networks; failures by third party telecommunication and network providers to provide required transmission capacity; our capacity to scale and support third party technologies; and other risks and uncertainties set forth in our most recent Form 10-Q, Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. We assume no obligation to update the forward-looking statements.

Contacts

Media/Public Relations: Andrew Cullen, Barokas Public Relations, 206.264.8220, andrew@barokas.com
Investor relations: Michael Dougherty, 206.832.4000, ir@loudeye.com